Exhibit 99.1

Codex DNA Reports Second Quarter 2022 Financial Results

SAN DIEGO – August 9, 2022 – Codex DNA, Inc. (Nasdaq: DNAY), a pioneer in automated benchtop synthetic biology systems, today reported financial results for the second quarter ended June 30,2022.

Recent Highlights

Continued execution across all areas of the growth strategy:

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Increased total revenue by 98% over prior year period
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Grew revenue by 44% on an organic basis year over year, excluding contributions from Eton Bioscience acquisition
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Delivered solid growth in BioXp 3250 instrument placements
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Experienced record high BioXp kit revenues, driven by growth in gene fragments, cloning, and DNA library kits
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Launched MyBioXperience, a new e-commerce solution, which dramatically simplifies and streamlines the customer ordering process for BioXp kits across DNA synthesis, cloning, libraries, and mRNA synthesis
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Strengthened leadership team with the addition of Eric Esser as Chief Operating Officer

Key advancements on research and development (R&D) programs:

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Progressing towards a fourth quarter 2022 launch of the higher-throughput BioXp 9600 instrument and production of an in-house oligo synthesis platform
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Completed proof-of-concept demonstrations showing that Codex DNA’s BioXp instrument can be used to effectively encode and retrieve digital data using DNA sequences
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Advanced the SOLA enzymatic DNA synthesis (EDS) program to consistently and reliably generate oligos of 20 to 100 base pairs that are further assembled into genes, mRNA and protein on the BioXp instrument

“I am pleased to share that this quarter we were able to once again deliver robust revenue growth across our product portfolio,” said Todd R. Nelson, Ph.D., Codex DNA’s Chief Executive Officer. “These financial results reflect the strong underlying momentum that has been building over the last year and better position the company for long-term success. We continue to make progress on key research and development milestones, including multiple next-generation product launches expected in the fourth quarter of this year, which we believe will bolster revenue growth.”

Second Quarter 2022 Financial Results

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Revenue was $5.7 million for the second quarter 2022, a 98% increase from $2.9 million for the same period in the prior year.
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BioXp 3250 sales of 16 instruments, which was up 23% over the same period in the prior year. Additionally, BioXp kit revenue increased 66% to $0.8 million compared to the same period in the prior year.
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Royalties and other revenue grew at 113% over second quarter 2021 due to revenue from the collaboration with Pfizer and continued growth of in-licensing royalties.
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Gross margin increased from 33.4% to 48.0%.
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Net loss was $14.8 million for the second quarter 2022, compared to $9.2 million in the same period in the prior year. Net loss per share was $0.50 for the second quarter of 2022, compared to $1.06 for the second quarter of 2021.
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Cash, cash equivalents, and short-term investments were $61.9 million as of June 30, 2022.

Updated 2022 Financial Guidance

“We have experienced strong performance in the first half of 2022, and we are raising our full-year revenue guidance accordingly,” said Brent Hunter, Codex DNA’s Vice President of Finance. “This updated guidance reflects our expectations for strong financial results in 2022, driven by continued growth in our core BioXp business and new product launches in the fourth quarter.

For the full year 2022, Codex DNA provided the following updated financial guidance:

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Total revenue in the range of $22 million to $24 million, up from prior guidance of $19 million to $21 million.
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Operating expenses in the range of $62 million to $65 million.

Webcast and Conference Call Information

Company management will host a conference call today, August 9, 2022, at 1:30 p.m. PDT / 4:30 p.m. EDT to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of Codex DNA’s website at www.codexdna.com. The conference call can be accessed by registering at the following link: https://register.vevent.com/register/BI3c5895f666544e6abb6418b1b284105e. Once registered, participants can dial in with an assigned personal PIN number or select the ‘Call Me’ option for an instant dial to your phone. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on Codex DNA’s website for 30 days.

About Codex DNA

Codex DNA is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Codex DNA is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp™ system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Codex DNA is a public company based in San Diego. For more information, visit codexdna.com.

Codex DNA, the Codex DNA logo, Gibson Assembly, and BioXp are trademarks of Codex DNA Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Codex DNA’s future financial performance as well as statements regarding the future release and success of products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q, which is anticipated to be filed with the Securities and Exchange Commission on August 10, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Codex DNA disclaims any obligation to update these forward-looking statements.

Codex DNA, Inc.

Selected Balance Sheet Financial Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2022	2021
Balance Sheet Data:
Cash, cash equivalents and investments	$61,889	$82,806
Working capital	53,783	83,451
Total assets	97,284	116,257
Total liabilities	32,564	25,473
Accumulated deficit	(93,295)	(65,270)
Total stockholders’ equity	64,720	90,784

Codex DNA, Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2021	2020
Revenue:
Product sales	$4,092	$2,120	$8,220	$3,919
Royalties and other revenue	1,563	732	3,071	1,260
Total revenue	5,655	2,852	11,291	5,179
Cost of revenue	2,943	1,899	5,801	2,924
Gross Profit	2,712	953	5,490	2,255
Operating expenses:
Research and development	7,124	2,746	13,505	5,624
Sales and marketing	4,514	2,630	7,975	4,905
General and administrative	5,561	3,149	11,360	5,562
Total operating expenses	17,199	8,525	32,840	16,091
Loss from operations	(14,487)	(7,572)	(27,350)	(13,836)
Interest expense, net	(299)	(379)	(635)	(620)
Change in fair value of derivative liabilities	(27)	(1,251)	(4)	(1,547)
Loss on extinguishment of debt	—	—	—	(618)
Other expense, net	(12)	3	(24)	(16)
Provision for income taxes	(6)	(2)	(12)	(6)
Net loss	$(14,831)	$(9,201)	$(28,025)	$(16,643)
Net loss per share, basic and diluted	$(0.50)	$(1.06)	$(0.95)	$(2.39)
Weighted average common shares used to compute net loss per share, basic and diluted	29,435,838	8,697,707	29,383,870	6,955,084

Contact:

Brent Hunter

Vice President of Finance

(815) 780-0842

finance@codexdna.com